For Immediate Release	Media Contact:	Hannah Burns
212-526-4064

LEHMAN BROTHERS ANNOUNCES NEW APPOINTMENTS

-Erin Callan Named Chief Financial Officer;

Chris O’Meara Named Global Head of Risk Management;

and Madelyn Antoncic Named Global Head of Financial Market Policy Relations -

NEW YORK, September 20, 2007 — Lehman Brothers, the global investment bank, announced today several new appointments.  Effective December 1, 2007, Erin Callan will assume the role of Chief Financial Officer, Chris O’Meara will assume the role of global head of Risk Management and Madelyn Antoncic will assume the newly created role of global head of Financial Market Policy Relations.

“Lehman Brothers’ success depends in large part on leveraging our best people’s strengths and experiences,” said Chairman and Chief Executive Officer Dick Fuld.  “Erin, Chris and Madelyn have all played vital roles in creating value for our clients and shareholders. In their new positions, they will have an even greater ability to contribute significantly to the Firm.”

As CFO, Erin Callan will oversee the Firm’s Finance organization, including treasury, tax and financial control and reporting, and will join the Lehman Brothers’ Executive Committee. She joined Lehman Brothers in 1995 and was named a managing director in June 2000. She is currently responsible for heading Global Hedge Fund Coverage, a new initiative since early 2006 within the Investment Banking Division.  Prior to assuming this role, she headed Lehman

Brothers’ Global Finance Solutions Group and Global Finance Analytics Group within Investment Banking and has distinguished herself by her deep financial acumen and strong client relationships.

As global head of Risk Management, Chris O’Meara will be responsible for all aspects of the Firm’s risk profile, including oversight of risk management policies, procedures, analytics and metrics; and, in conjunction with the Firm’s Executive Committee, monitoring Firmwide risk appetite, trading limits and required equity capital.  Chris O’Meara joined Lehman Brothers in 1994.  During his tenure with the Firm, he has served in various prominent roles across Finance including global controller, head of Expense Management, chief financial officer of Investment Banking, and head of Financial Management Information. He has served as chief financial officer of the Firm since December 2004.

Erin Callan and Chris O’Meara will report directly to Dick Fuld and Joe Gregory, president and chief operating officer, and to Co-Chief Administrative Officer Ian Lowitt for day-to-day administration of their responsibilities.

In the newly created role of global head of Financial Market Policy Relations, Madelyn Antoncic will leverage her broad experience to connect with key sovereign and financial officials in dealing with policy issues as they impact not only the Firm but also the markets.  She has been the global head of Risk Management for the past five years having joined the Firm in 1999 as head of risk policy.  During this time she oversaw the development and implementation of our comprehensive risk framework. In recognition of her many accomplishments, she was named bank risk manager of the year by Risk magazine last year.  Over the course of her career, she has served as a Federal Reserve economist, an international bank treasurer and a risk manager.

Madelyn Antoncic will report to Vice Chairman and Chief Legal Officer Tom Russo.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.

© 2007 Lehman Brothers Inc. All rights reserved. Member SIPC.